Exhibit 99.1

Visualant Granted Fluid Evaluation Patent

Disruptive Platform Technology Evaluates Fluids Using Electromagnetic Energy

Seattle, WA. – (April 5, 2018) Visualant, Incorporated (OTCQB: VSUL) – an emerging leader in next generation optical sensor technology – announced today that it has received its 12th U.S. patent. The invention relates to the use of the company’s disruptive ChromaID™ technology for identifying and analyzing fluids or particles suspended in the fluid. It has a wide range of potential applications in substance identification, security screening, authentication, quality control and medical diagnostics and other industrial and consumer markets.

ChromaID is a platform technology that employs frequency-specific structured light to detect unique spectral patterns that occur naturally in virtually any type of substance or object. Unlike legacy optical sensor technology such as mass spectrometry, ChromaID sensors can provide highly accurate information at a significantly lower cost and in a small and flexible form factor. ChromaID sensors can be easily integrated into a variety of both hand-held and stationary systems used for inspection, analysis and authentication. ChromaID’s affordability, unique functionality and compact size make it an attractive offering for both the consumer-facing and enterprise Internet of Things (IoT) ecosystems.

The Visualant ChromaID technology, as applied to the evaluation of fluids and particles suspended in fluids, will allow for a wide variety of real world applications involving identification, authentication and diagnostics, including water quality, medical diagnostics, and quality control and analysis. Examples may include real-time analysis of drinking water, authentication of the fluid in a hospital IV drip, detection of the presence of water in aviation jet fuel among so many other applications.

Visualant Founder and CEO Ron Erickson stated, “We believe this new patent will prove to be one of our most significant to date as it provides a foundation for the pursuit of a number of consumer, medical and industrial diagnostic and authentication applications. We continue to attract enthusiastic interest as we develop and pursue partnering opportunities in each of these large, global markets. We believe that the availability of strong patent protection helps to give our partners confidence that the products that they bring to market based on ChromaID technology can enjoy a significant and lasting competitive advantage.”

The patent, issued by the United States Patent and Trademark Office as US Patent No. 9,869,636 B2, is entitled “Device For Evaluation Of Fluids Using Electromagnetic Energy.” This newly issued patent continues the expansion of the Visualant intellectual property portfolio. The company continues to have a significant number of pending patents and aggressively works to expand the reach of its ChromaID and related electromagnetic technology.

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant technology directs structured light and/or radio waves through or onto a substance or material, through a liquid or gas, or off a surface, to capture a unique molecular signature. The Company refers to these signatures as ChromaID™ or Bio-RFID™. A ChromaID or Bio-RFID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID and Bio-RFID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented and patent pending, award-winning technology is disruptive, making it possible to effectively conduct analyses that could only previously be performed by invasive and often large and expensive lab-based tests. For more information on Visualant, visit the company’s website at www.visualant.net.

Visualant Contact:

Ron Erickson

Visualant, Inc.

Ph. 206-903-1351

Email. ron@visualant.net